Exhibit 7.3

POWER OF ATTORNEY

The undersigned does hereby constitute and appoint Donald E. Rugg as the true and lawful attorney of the undersigned, and authorizes and designates him to sign on behalf of the undersigned, and to file filings and any amendments thereto made by or on behalf of the undersigned pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, with respect to the any and all securities held by the undersigned, whether held directly, indirectly or beneficially, or otherwise.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with Section 13 of the Exchange Act, and the rules thereunder.

This power of attorney shall remain in full force and effect until the undersigned is no longer required to file any filings or amendments thereto pursuant to Section 13 of the Exchange Act with respect to the undersigned’s holdings and transactions in any securities, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 17th day of August, 2007.

/s/ William W. Singleton
William W. Singleton